Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-11 and related Prospectus of Benefit Street Partners Realty Trust, Inc. for the registration of $50,000,000 of its Series E cumulative redeemable preferred stock and to the incorporation by reference therein of our report dated March 10, 2021, with respect to the consolidated financial statements of Benefit Street Partners Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 18, 2021